[Exhibit 99.1 - Press Release]

PREMIER TO APPLY FOR EUROPEAN DUAL STOCK LISTING

Frederick, Maryland - February 12, 2004 - Premier Development & Investment, Inc. (OTCBB: PDVN) announced today that it will initiate an application to list on the German Stock Exchange. Once the listing process has successfully been completed more than 100 million additional European investors will have easier access to invest in and trade Premier's stock.

Eric R. Boyer, Premier's President and CEO, commented, "Premier has always believed that as a public company its shareholders are one of the most important facets to its business. Since the thrust of our business model centers around feeding and entertaining tourists in resort destinations - a significant portion of whom are Europeans - it is possible, even likely, that some of our customers might wish to become long-term shareholders in Premier. Being a dually listed public company would afford these Europeans the same ease and access to trade Premier's stock as Americans currently enjoy in the United States."

According to Jan-Eric Soetbeer, Managing Director of OTC Consulting & Financial Services (http://www.otc-consulting.com), "Premier has an exciting business concept poised to take hold in the perfect market for their products and we firmly believe that the company will quickly establish awareness throughout Europe through a cross border exchange listing and maximizing value for their shareholders. Through our years of experience, we have developed a network of financial professionals that express great interest in emerging growth technology companies displaying sound fundamentals such as Premier Development & Investment Inc."

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier is the Managing Partner of Coconut Grove Group, Ltd., a joint venture project involving the development of a chain of Caribbean-based restaurants and bars called Coconut Grove Grille and Blue Water Bar(TM).

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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